Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated May 27, 2025, relating to the financial statements appearing in the Annual Report on Form 10-K of Xcel Brands, Inc. and Subsidiaries for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

New York, NY
July 14, 2025